Subject to completion, dated October 19, 2004
Prospectus Supplement (To Prospectus dated June 6, 2003)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-105484

$500,000,000

     % Notes due 2014
_____________________

     The notes will bear interest at the rate of      % per year. Interest on the notes is payable on           and           of each year, beginning on                  , 2005. The notes will mature on                   , 2014. We may redeem some or all of the notes at any time and from time to time at the redemption price described herein.

     The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

     We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trading on the NASDAQ National Market System.

     Investing in the notes involves risks. See “Risk Factors” beginning on page S-6.

_______________________________

	Per Note	Total
Public offering price (1)%		$
Underwriting discount	%	$
Proceeds to Limited Brands, Inc. (before expenses)(1)%		$
_______ (1) Plus accrued interest from October , 2004, if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     The Underwriters expect to deliver the notes on or about October   , 2004 through the book-entry facilities of The Depository Trust Company.

_______________________________

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan
_______________________________
Joint Lead Manager
Citigroup
_______________________________
Co-Managers
BNY Capital Markets
HSBC
KeyBanc Capital Markets
Wachovia Securities
October , 2004

     No person has been authorized to give any information or to make any representation other than those set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon.

     All references to “Limited Brands”, “we”, “our”, and “us” in this prospectus supplement refer to Limited Brands, Inc. and its subsidiaries, unless the context requires otherwise.

i

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. Current Reports on Form 8-K furnishing information under Item 2.02 or 7.01 are not incorporated by reference herein:

  Annual Report on Form 10-K for the year ended January 31, 2004 (the “2003 Annual Report”) (including the portions of the proxy statement for our annual meeting of stockholders held on May 17, 2004 incorporated by reference therein).

  Quarterly Reports on Form 10-Q for the quarterly periods ended May 1, 2004 and July 31, 2004.

  Current Report on Form 8-K filed on October 8, 2004.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Limited Brands, Inc. Three Limited Parkway P.O. Box 16000 Columbus, Ohio 43216 (614) 415-7076

     You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized anyone else to provide you with different information. We are not, and the Underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contains or incorporates by reference forward-looking statements. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under “Risk Factors”, many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate”, “project”, “plan”, “believe”, “expect”, “anticipate”, “intend”, “planned”, “potential” and similar expressions may identify forward-looking statements.

     All forward-looking statements are qualified by the risks described under “Risk Factors” which, if they develop into actual events, could have a material adverse effect on our businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

     We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus to reflect circumstances existing after the date of this prospectus supplement or to reflect the occurrence of future events even if experience or future events make it clear that any projected results expressed or implied by those forward-looking statements will not be realized.

SUMMARY

     The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under “Description of the Notes”.

The Company

     Limited Brands, Inc., a Delaware corporation formerly known as The Limited, Inc., sells women’s intimate apparel, personal care products and women’s and men’s apparel under various trade names through its specialty retail stores and direct response (catalog and e-commerce) businesses. Merchandise is targeted to appeal to customers in various market segments that have distinctive consumer characteristics. Limited Brands, Inc., through Victoria’s Secret, Bath & Body Works, Express, Express Men’s, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates approximately 3,800 specialty stores. Victoria’s Secret products are also available through its catalog and www.VictoriasSecret.com.

     Limited Brands was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982 and changed its name to Limited Brands, Inc. in May 2002 following its March 2002 merger that resulted in the acquisition of the remaining minority interest in Intimate Brands, Inc. that it did not previously own. Our principal executive offices are located at Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43216. Our Investor Relations telephone number is 614-415-7076. Internet users can obtain information about Limited Brands and its services at www.limitedbrands.com. However, the information on our website and on the Victoria’s Secret website is not a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Tender Offer and Special Dividend

     On October 6, 2004, we announced that our Board of Directors had authorized the repurchase of $2 billion of our common stock and a post-repurchase special dividend of $500 million. The tender offer and the special dividend are intended to achieve multiple objectives, including demonstrating Limited Brands’ confidence in the business, providing value to continuing stockholders, providing an opportunity for Limited Brands stockholders who wish to receive cash for their shares, establishing a capital structure that is appropriate for our current business and maintaining financial flexibility and a strong balance sheet. The offer to purchase shares commenced on October 7, 2004 and will expire at 12:00 midnight, New York City time on November 4, 2004, unless extended by us.

     We intend to fund the repurchase and the special dividend from a combination of our existing cash balances, which totaled $2.1 billion as of July 31, 2004, and new borrowings of $1 billion, which includes the net proceeds from this offering. Also, in connection with the tender offer and the special dividend, we will replace our existing revolving credit facility with a new $1 billion facility.

Bank Financing

     On October 6, 2004, in connection with the tender offer and special dividend, we entered into with JPMorgan Chase Bank, as administrative agent, JPMorgan Chase Bank, Bank of America, N.A. and Citicorp North America, Inc., as lenders (the “Lenders”), and Bank of America, N.A. and Citicorp North America, Inc., as co-syndication agents: (i) a $1 billion 5-year revolving credit facility; (ii) a $500 million 5-year term loan facility and (iii) a $500 million one-year non-amortizing bridge loan facility (collectively, the facilities).

     The revolving facility provides for loans and letters of credit to be issued from time to time at our request. The term facility provides for up to $500 million of loans to be available in a single drawing, which loans will amortize in the third through fifth years in quarterly installments aggregating 20% in the third year, 20% in the fourth year and 60% in the fifth year. The bridge facility provides for loans of up to $500 million to be made available in a single drawing and is mandatorily prepayable with the proceeds of any capital markets issuances that we make. As of the date hereof, no amounts have been borrowed under any of the facilities, and there is no outstanding balance thereunder.

The Offering

Issuer	Limited Brands, Inc.

Securities Offered	$500,000,000 aggregate principal amount of % notes due 2014.

Maturity	, 2014.

Interest Payment Dates	and of each year, commencing on , 2005.

Interest Rate	% per year.

Further Issuances	We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at the redemption prices described herein under the caption “Description of the Notes—Optional Redemption”.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including all other unsubordinated debt securities issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. See “Description of the Notes”.

Form and Denomination	The notes will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000.

DTC Eligibility	Notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) or its nominee. See “Description of the Notes—Book-Entry System”.

Same Day Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	Proceeds will be used to fund, in part, the repurchase of our common stock and the special dividend announced on October 6, 2004. See “Use Of Proceeds”.

Trustee, Registrar and Paying Agent	The Bank of New York.

RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors in deciding whether to make an investment in the notes.

Risks Relating to Limited Brands and its Business

Our revenue and profit results are sensitive to general economic conditions, consumer confidence and spending patterns.

     Our growth, sales and profitability may be adversely affected by negative local, regional, national or international economic trends that shake consumer confidence, including the effects of war, terrorism or threats of war or terrorism. Purchases of women’s and men’s apparel, women’s intimate apparel, personal care products and accessories often decline during periods when economic or market conditions are unsettled or weak. In these circumstances, we may increase the number of promotional sales, which would further adversely affect profitability.

Our net sales, operating income and inventory levels fluctuate on a seasonal basis.

     Our businesses experience major seasonal fluctuations in their net sales and operating income, with a significant portion of their operating income typically realized during the fourth quarter holiday season. Any decrease in sales or margins during this period could have a disproportionate effect on our financial condition and results of operations. In addition, changes in weather patterns may affect our sales.

     Seasonal fluctuations also affect our inventory levels, since we usually order merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. We must carry a significant amount of inventory, especially before the holiday season selling period. If we are not successful in selling the inventory during the holiday period, we may have to sell the inventory at significantly reduced prices or we may not be able to sell the inventory at all.

We may be unable to compete favorably in the highly competitive segment of the retail industry.

     The sale of intimate and other apparel, personal care products and accessories is highly competitive. Increased competition could result in price reductions, increased marketing expenditures and loss of market share, all of which would have a material adverse effect on our financial condition and results of operations. Any inability to implement our strategic and operational initiatives would also adversely affect our financial condition and results of operations.

     We compete for sales with a broad range of other retailers, including individual and chain fashion specialty stores and department stores. In addition to the traditional store-based retailers, we also compete with direct marketers that sell similar lines of merchandise who target customers through catalogs and e-commerce. Direct marketers also include traditional store-based retailers like us who are competing in the catalog and e-commerce distribution channels. Our direct response business competes with numerous national and regional catalog and e-commerce merchandisers. Brand image, marketing, fashion design, price, service, quality, image presentation and fulfillment are all competitive factors in catalog and e-commerce sales.

     Some of our competitors may have greater financial, marketing and other resources available to them. In many cases, our primary competitors sell their products in department stores that are located in the same shopping malls as our stores. In addition to competing for sales, we compete for favorable site locations and lease terms in shopping malls.

We may not be able to keep up with fashion trends and may not be able to launch new product lines successfully.

     Our success depends in part on management’s ability to effectively anticipate and respond to changing fashion tastes and consumer demands and to translate market trends into appropriate, saleable product offerings far in advance. Customer tastes and fashion trends change rapidly. If we are unable to successfully anticipate, identify or react to changing styles or trends and misjudge the market for our products or any new product lines, our sales will be lower and we may be faced with a significant amount of unsold finished goods inventory. In response, we may be forced to increase our marketing promotions or price markdowns, which would have a material adverse effect on our profitability. Our brand image may also suffer if customers believe merchandise misjudgments indicate that we are no longer able to offer the latest fashions.

We may lose key personnel.

     We believe that we have benefited substantially from the leadership and experience of our senior executives, including Leslie H. Wexner (our Chairman of the Board of Directors and Chief Executive Officer). The loss of the services of any of these individuals could have a material adverse effect on our business and prospects. Our future success will also depend on our ability to recruit, train and retain other qualified personnel. Competition for key personnel in the retail industry is intense.

Our manufacturers may be unable to manufacture and deliver products in a timely manner or meet quality standards.

     We purchase apparel through our wholly owned subsidiary, Mast, a contract manufacturer and apparel importer, as well as through other contract manufacturers and importers and directly from third-party manufacturers. Personal care, fragrance and beauty products are also purchased through other contract manufacturers and importers and directly from third-party manufacturers. Similar to most other specialty retailers, we have narrow sales windows for much of our inventory. Factors outside our control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns.

We rely significantly on foreign sources of production.

     We purchase apparel merchandise directly in foreign markets and in the domestic market, some of which is manufactured overseas. We do not have any long-term merchandise supply contracts and many of our imports are subject to existing or potential duties, tariffs or quotas. We compete with other companies for production facilities and import quota capacity.

     We also face a variety of other risks generally associated with doing business in foreign markets and importing merchandise from abroad, such as:

  political instability;

  imposition of new legislation relating to import quotas that may limit the quantity of goods which may be imported into the United States from countries in a particular region;

  imposition of duties, taxes, and other charges on imports;

  currency and exchange risks;

  local business practice and political issues, including issues relating to compliance with domestic or international labor standards which may result in adverse publicity; and

  potential delays or disruptions in shipping and related pricing impacts.

     New initiatives may be proposed that may have an impact on the trading status of certain countries and may include retaliatory duties or other trade sanctions which, if enacted, would increase the cost of products purchased from suppliers in such countries. The future performance of our businesses will depend upon this and the other factors listed above which are beyond our control.

We depend on a high volume of mall traffic and the availability of suitable lease space.

     Many of our stores are located in shopping malls. Sales at these stores are derived, in part, from the high volume of traffic in those malls. Our stores benefit from the ability of the mall’s “anchor” tenants, generally large department stores, and other area attractions to generate consumer traffic in the vicinity of our stores and the continuing popularity of malls as shopping destinations. Sales volume and mall traffic may be adversely affected by economic downturns in a particular area, competition from non-mall retailers and other malls where we do not have stores and the closing of anchor department stores. In addition, a decline in the desirability of the shopping environment in a particular mall, or a decline in the popularity of mall shopping among our target consumers, would adversely affect our business.

     Part of our future growth is significantly dependent on our ability to operate stores in desirable locations with capital investment and lease costs that allow us to earn a reasonable return. We cannot be sure as to when or whether such desirable locations will become available at reasonable costs.

Increases in costs of mailing, paper and printing.

     Postal rate increases and paper and printing costs affect the cost of our order fulfillment and catalog and promotional mailings. We rely on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting by zip code and carrier routes. Future paper and postal rate increases would adversely impact our earnings if we are unable to pass such increases directly onto our customers or offset such increases by raising prices or by implementing more efficient printing, mailing, delivery and order fulfillment systems.

Risk Relating to the Notes

We depend on payments from our subsidiaries and claims of note holders rank junior to those of creditors of our subsidiaries.

     We are a holding company that conducts substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are from external financings, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries largely depends upon each subsidiary’s earnings and operating capital requirements. In addition, the ability of our subsidiaries to make any payments to us may be affected by tax considerations and legal restrictions.

     As a result of our holding company structure, the notes will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Our or our creditors’ right to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, except to the extent that we may be a creditor of such a subsidiary.

USE OF PROCEEDS

     Our net proceeds from the sale of the notes will be approximately $            million after the deduction of the underwriting discount and our expenses. We intend to use the net proceeds from the sale of the notes to help finance in part our previously announced tender offer for up to $2.0 billion of our outstanding common stock and the payment of the $500 million special dividend.

RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the following periods is as follows:

For the Twenty-Six Weeks Ended		For the Fiscal Years Ended

July 31,	August 2,	January 31,	February 1,	February 2,	February 3,	January 29,
2004	2003	2004	2003	2002	2001	2000

4.90	3.75	6.10	5.31	5.82	4.63	4.40

     For the purpose of calculating the ratios of earnings to fixed charges, we calculate earnings by adding fixed charges to pre-tax income from continuing operations before minority interests in consolidated subsidiaries and income or loss from equity investees. Fixed charges include total interest and a portion of rentals, which we believe is representative of the interest factor of our rental expense.

     Pre-tax income includes the effect of the following special items:

     In the twenty-six weeks ended July 31, 2004: (1) a $44.9 million non-operating gain resulting from the early collection of a long-term note receivable and the sale of New York & Company warrants held by the Company and (2) an $17.6 million non-operating gain resulting from the sale of the Company’s remaining ownership interest in Galyan’s Trading Company, Inc. (“Galyan’s”).

     In the twenty-six weeks ended August 2, 2003: an $79.7 million non-operating gain resulting from the sale of approximately one-half of the Company’s investment in Alliance Data Systems Corp.

     In the fiscal year ended January 31, 2004: a $208.0 million non-operating gain resulting from the sale of the Company’s interest in Alliance Data Systems Corp.

     In the fiscal year ended February 1, 2003: (1) a $33.8 million non-cash, special and nonrecurring charge resulting from the Intimate Brands, Inc. recombination and (2) a $6.1 million gain resulting from the sale of our interest in Charming Shoppes, Inc. common stock.

     In the fiscal year ended February 2, 2002: (1) a $170.0 million gain from the sale of Lane Bryant and (2) an aggregate gain of $62.1 million from the initial public offerings of Galyan’s and Alliance Data Systems Corp.

     In the fiscal year ended February 3, 2001: a $9.9 million charge to close Bath & Body Works’ nine stores in the United Kingdom.

     In the fiscal year ended January 29, 2000: (1) the reserve reversal of $36.6 million related to downsizing costs for Henri Bendel; (2) an $11.0 million gain from the sale of our 60% majority interest in Galyan’s; and (3) a $13.1 million charge for transaction costs related to the Limited Too spin-off.

DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes supplements, and to the extent inconsistent, replaces, the description in the accompanying prospectus of the general terms and provisions of the debt securities to which description reference is hereby made. Capitalized terms defined in the accompanying prospectus and not defined herein are used herein as therein defined.

General

     The following is a summary of the terms of the notes. The notes will be issued under an indenture dated as of March 15, 1988 between us and The Bank of New York, as trustee. This description is not complete and investors should refer to the indenture, a copy of which has been filed as Exhibit 4.1 to our Registration Statement on Form S-3 (File No. 333-105484). Defined items have the meanings assigned to them in the indenture.

Maturity, Interest, Form and Denomination

     The notes will initially be limited to $500,000,000 in aggregate principal amount. These notes will mature on             , 2014 and will bear interest at the rate of     % per year.

     Interest will be payable semiannually in arrears on             and             of each year commencing on             , 2005 to holders of record of the notes on the preceding             and             , respectively. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

     The notes will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000.

Further Issues of the Same Series

     We may, from time to time, without the consent of the existing holders of the notes, issue additional notes under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the notes offered hereby.

     In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Ranking

     The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including any other debt securities issued under the indenture, from time to time outstanding.

Optional Redemption

     The notes will be redeemable in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus             basis points, plus, in either case, accrued interest thereon to the date of redemption.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

     “Reference Treasury Dealers” means (1) Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by us.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Concerning the Trustee

     The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

Book-Entry System

     The notes will be issued in the form of one or more fully registered global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as DTC’s nominee. Except in the limited circumstances described in the accompanying prospectus, the notes will not be issued in definitive certificated form. The global security may be transferred, in whole and not in part, only to another nominee of DTC.

      DTC has advised us and the Underwriters as follows:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC and facilitates the settlement of transactions among its participants in such securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership of interest of each actual purchaser of notes (a “beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct and indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in the listing attached to the Omnibus Proxy).

     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy for such information.

     Neither we, the Trustee nor the Underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct or indirect participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to participants or beneficial owners.

Global Clearance and Settlement Procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

UNDERWRITING

     We have entered into a Terms Agreement dated the date hereof with the Underwriters named below. The Terms Agreement and the Underwriting Agreement Provisions attached as an annex to the Terms Agreement are collectively referred to as the Underwriting Agreement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell all, but not less than all, the notes to the Underwriters, and each of the Underwriters has severally agreed to purchase the principal amount of the notes set forth opposite its name in the following table:

Underwriters	Principal Amount of Notes
Banc of America Securities LLC	$
J.P. Morgan Securities Inc
Citigroup Global Markets Inc
BNY Capital Markets, Inc
HSBC Securities (USA) Inc
KeyBanc Capital Markets, a division of McDonald Investments Inc
Wachovia Capital Markets, LLC

Total		$500,000,000

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify offers and to reject offers in whole or in part.

     We have been advised by the Underwriters that they will initially offer some of the notes to investors at the offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed      % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed      % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes, the offering price, concession and reallowance may be changed by the Underwriters.

     The Underwriting Agreement provides that we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect thereof.

     The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trading on the NASDAQ National Market System. We have been advised by the Underwriters that the Underwriters currently intend to make a market in the notes. The Underwriters are not obligated to do so, however, and any market-making activities may be discontinued at any time without notice. Accordingly, no assurance can be given that an active market will develop for the notes or as to the liquidity of the trading market for the notes.

     Until the distribution of the notes is completed by the Underwriters, rules of the SEC may limit the ability of the Underwriters to bid for and purchase the notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. In addition, if the Underwriters over-allot (i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement), and thereby create a short position in the notes in connection with the offering of the notes, the Underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

     Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the Underwriters make any representation that the Underwriters will engage in those transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company estimates that its share of the total expenses of this offering, excluding underwriting discounts, will be approximately $200,000.

     Certain of the Underwriters will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between such Underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from such Underwriters based on transactions the Underwriters conduct through the system. The Underwriters will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     The Underwriters and their affiliates have provided in the past and may in the future provide investment banking, general financing and commercial banking or other services to us and our affiliates, for which they have received and will receive fees and expenses.

     Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as financial advisors and dealer managers in connection with our outstanding tender offer. Affiliates of each of the Underwriters will act as Lenders under our new credit facilities. BNY Capital Markets, Inc. is an affiliate of the Trustee.

     We expect that delivery of the notes will be made against payment therefore on or about the delivery date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

VALIDITY OF THE NOTES

     Samuel Fried, who is our Senior Vice President and General Counsel, and Davis Polk & Wardwell, New York, New York will pass upon the validity of our notes. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York will issue an opinion about certain legal matters with respect to the notes for the Underwriters. As of the date of this prospectus supplement, Mr. Fried has options to purchase shares of our common stock.

EXPERTS

     Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2004 as set forth in their report, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Our financial statements are incorporated by reference herein in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

$500,000,000

LIMITED BRANDS, INC.

     COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS

_____________________

     This prospectus relates to common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that Limited Brands, Inc. may sell from time to time in one or more offerings. The aggregate public offering price of the securities we may sell in these offerings will not exceed $500,000,000. This prospectus will allow us to issue securities over time.

     We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     Our common stock is listed on the New York Stock Exchange under the symbol “LTD.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

     Investing in our securities involves risk. See “Risk Factors” beginning on page 4 of this prospectus.

_____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2003

     In this prospectus the terms “Limited Brands,” “we,” “us” and “our” refer to Limited Brands, Inc.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  Annual Report on Form 10-K for the year ended February 1, 2003 (including the portions of the proxy statement for our annual meeting of stockholders to be held on May 19, 2003 incorporated by reference therein).

  Current Report on Form 8-K filed on February 12, 2003.

  Current Report on Form 8-K filed on March 4, 2003 and Amendment No. 1 on Form 8-K/A filed on April 22, 2003.

  Current Report on Form 8-K filed on April 7, 2003.

  The description of our capital stock contained in the Form 8 Amendment to Form 8-A, filed on September 11, 1989, as amended.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Limited Brands, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216
(614) 415-7076

     You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements.

     All forward-looking statements are qualified by the risks described in the documents incorporated by reference or any supplement to this prospectus which, if they develop into actual events, could have a material adverse effect on our businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus and any prospectus supplement.

     We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

LIMITED BRANDS, INC.

     Limited Brands, Inc., a Delaware corporation formerly known as The Limited, Inc., sells women’s and men’s apparel, women’s intimate apparel and personal care products under various trade names through its specialty retail stores and direct response (catalog and e-commerce) businesses. Merchandise is targeted to appeal to customers in various market segments that have distinctive consumer characteristics. Limited Brands, Inc., including Victoria’s Secret, Bath and Body Works, Express, Express Men’s, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates approximately 4,000 specialty stores. Victoria’s Secret products are also available through its catalog and www.VictoriasSecret.com.

     Limited Brands was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982, changed its name to Limited Brands, Inc. in May 2002, and has its principal executive offices at Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43216. Our Investor Relations telephone number is 614-415-7076. Internet users can obtain information about Limited Brands and its services at www.limitedbrands.com. However, the information on our website and on the Victoria’s Secret website is not a part of this prospectus.

RISK FACTORS

     Investing in our securities may involve risks. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Cautionary Statements Relating To Forward-Looking Information” filed as an exhibit to our annual report on Form 10-K for the year ended February 1, 2003, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

     Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which could include repayments of outstanding debt, and for business acquisitions or investments.

RATIOS OF EARNINGS TO FIXED CHARGES

     The table below sets forth our ratios of earnings to fixed charges for the periods indicated. The ratios have been calculated based upon earnings from continuing operations before fixed charges and taxes on income. Fixed charges include interest and an estimate of the portion of minimum rentals that represents interest.

For the Fiscal Years Ended

February 1,	February 2,	February 3,	January 29,	January 30,
2003	2002	2001	2000	1999

5.31	5.82	4.63	4.40	10.79

     For the purpose of calculating the ratios of earnings to fixed charges, we calculate earnings by adding fixed charges to pre-tax income from continuing operations before minority interests in consolidated subsidiaries and income or loss from equity investees. Fixed charges include total interest and a portion of rentals, which we believe is representative of the interest factor of our rental expense. Pre-tax income includes the effect of the following special items:

     In the fiscal year ended February 1, 2003: (1) a $33.8 million non-cash, special and nonrecurring charge resulting from the Intimate Brands, Inc. recombination and (2) a $6.1 million gain resulting from the sale of our interest in Charming Shoppes, Inc. common stock.

     In the fiscal year ended February 2, 2002: (1) a $170.0 million gain from the sale of Lane Bryant and (2) an aggregate gain of $62.1 million from the initial public offerings of Galyan’s Trading Company Inc. and Alliance Data Systems Corp.

     In the fiscal year ended February 3, 2001: a $9.9 million charge to close Bath & Body Works’ nine stores in the United Kingdom.

     In the fiscal year ended January 29, 2000: (1) the reserve reversal of $36.6 million related to downsizing costs for Henri Bendel; (2) an $11.0 million gain from the sale of our 60% majority interest in Galyan’s Trading Company Inc.; and (3) a $13.1 million charge for transaction costs related to the Limited Too spin-off.

     In the fiscal year ended January 30, 1999: (1) a $l.651 billion tax-free gain on the split-off of Abercrombie & Fitch; (2) a $93.7 million gain from the sale of our remaining interest in Brylane, Inc.; and (3) a $5.1 million charge for associate termination costs of Henri Bendel.

DESCRIPTION OF CAPITAL STOCK

     The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our certificate of incorporation and by-laws. Copies of our certificate of incorporation and by-laws are incorporated by reference and will be sent upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

      Under our charter, our authorized capital stock consists of:

1,000,000,000 shares of common stock with $.50 par value,

10,000,000 shares of preferred stock with $1.00 par value, and

On April 30, 2003, there were outstanding:

521,652,535 shares of our common stock;

employee stock options to purchase an aggregate of approximately 46,417,147 shares of our common stock; and

no shares of our preferred stock.

     Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “LTD.”

Common Stock

     Common Stock Outstanding

     The outstanding shares of common stock are, and any shares of common stock issued will be, duly authorized, validly issued, fully paid and nonassessable.

      Voting Rights

     Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights.

      Dividend Rights

     Subject to the rights of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.

      Rights upon Liquidation or Dissolution

     In the event of liquidation or dissolution, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preferential, preemptive, conversion or redemption rights.

Preferred Stock

     The following summary contains a description of some of the principal terms of our preferred stock. This description of the principal provisions of our preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our certificate of incorporation relating to each particular series of preferred stock. The particular terms of any series of preferred stock we offer, including the extent to which the terms described below may apply to that series of preferred stock, will be described in a prospectus supplement relating to that series of preferred stock.

      Serial Preferred Stock

     Under our certificate of incorporation, without further stockholder action, our Board of Directors is authorized to provide for the issuance of up to 10,000,000 shares of preferred stock. Preferred stock may be issued in one or more series, with such designations of titles, dividend rates, any redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding-up of Limited Brands, Inc., any sinking fund provisions, any conversion provisions, any voting rights, and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions as shall be set forth as and when established by our Board of Directors.

     The shares of any series of serial preferred stock will be, when issued, fully paid and nonassessable and the holders will have no preemptive rights in connection with the preferred stock.

      Blank Check Preferred Stock

     Under our certificate of incorporation, our Board of Directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, our Board of Directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan having the effect of, discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Limited Brands, Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Limited Brands, Inc. without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Depositary Shares

     We may, at our option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the materials terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities provides certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the debt securities offered and the extent, if any, to which the general provisions apply to the debt securities.

     We will issue the debt securities under an indenture, dated as of March 15, 1988, between us and The Bank of New York, as trustee. A copy of the indenture is filed as an exhibit to the registration statement to which this prospectus relates. The following summary of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture. Numerical references in parentheses below are to sections in the indenture. Wherever we refer to particular sections of, or defined terms in, the indenture, we intend that these sections or defined terms shall be incorporated herein by reference.

General

     The debt securities will be unsecured general obligations of Limited Brands, Inc. and will constitute either senior or subordinated debt of Limited Brands, Inc. As a holding company, our principal source of funds is dividends and advances from subsidiaries. Also, because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization would be subject to the prior claims of such subsidiary’s creditors, except to the extent that Limited Brands, Inc. may itself be a creditor with allowable claims against the subsidiary.

     The indenture provides that the debt securities may be issued from time to time in one or more series. We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture or pursuant to a resolution of our Board of Directors, any duly authorized committee of the Board of Directors or any committee of officers or other representatives of Limited Brands, Inc. duly authorized by the Board of Directors for this purpose.

     The indenture provides Limited Brands, Inc. with the ability to “reopen” a previous issue of a series of debt securities and to issue additional debt securities of such series. The indenture does not limit or otherwise restrict the amount of indebtedness which may be issued in accordance with it or that may otherwise be issued by us or any of our subsidiaries. (Sections 301 and 1301)

     The indenture does not contain any covenants or provisions that would afford holders of debt securities protection in the event of a highly-leveraged transaction, reorganization, restructuring or similar transaction.

     You should refer to the prospectus supplement relating to a particular series of debt securities for the terms of those debt securities, including, where applicable:

  classification as senior or subordinated debt securities;

  ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

  if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

  the designation, aggregate principal amount, currency or currencies and denominations of the debt securities;

  the price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

  the date or dates of maturity;

  the currency or currencies in which the relevant debt securities are being sold and in which the principal of and any premium and interest on these debt securities will be payable and, if the holders of any of these debt securities may elect the currency in which payments according to such debt securities are to be made, the manner of the election;

  the annual rate or rates (which may be fixed, variable or zero) at which the relevant debt securities will bear interest;

  the date from which the interest on the relevant debt securities will accrue, the dates on which this interest will be payable and the date on which payment of this interest will commence;

  if the amount of payments of principal and premium, if any, or any interest may be determined with reference to an index based on a currency or currencies other than that in which the debt securities are stated to be payable, the manner in which these amounts shall be determined;

  if the amount of payments of principal and premium, if any, or any interest may be determined with reference to an index based on the prices of securities or commodities, with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which this amount shall be determined;

  the dates on which and the price or prices at which the relevant debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any optional redemption or required repayment;

  whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary (see definition below) for such global security or securities;

  the terms of any debt warrants offered together with the relevant debt securities; and

  any other specific terms of or matters relating to the relevant debt securities.

     The debt securities will be issuable only in fully registered form without coupons or in the form of one or more global securities, as described below under “global securities.” Unless the prospectus supplement specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of U.S. $1,000 and any integral multiple of this amount. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the authorized denominations. (Sections 302 and 305)

     If the amount of payments of principal of and premium, if any, or any interest on debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to these debt securities and this index or formula, securities or commodities will be described in the relevant prospectus supplement.

     If the principal of and premium, if any, or any interest on debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the relevant prospectus supplement.

     Holders of debt securities (other than global securities) may present them for transfer (with the form of transfer endorsed thereon duly executed) or exchange for other debt securities of the same series at the office of any transfer agent or such other agency as may be designated by Limited Brands, Inc. without service charge and upon payment of any taxes and other governmental charges as described in the indenture. (Section 305)

     Payment of principal of and premium, if any, on debt securities will be made in the designated currency against surrender of any debt securities at the Corporate Trust Office of the trustee in The City of New York. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name a relevant debt security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at the Corporate Trust Office of the trustee in The City of New York or by a check in the designated currency mailed to the holder at such holder’s registered address. (Sections 307 and 501)

     All moneys paid by us to a paying agent for the payment of principal of, or premium, if any, or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security will thereafter look only to us for payment thereof. (Section 503)

     Debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount securities will be described in the relevant prospectus supplement. “Original issue discount security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an event of default and the continuation thereof. (Section 101)

Global Securities

     The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by a depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 303)

     The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary (“participants”). The accounts to be credited shall be designated by the underwriters or agents with respect to such debt securities or by us if such securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for such global security or by participants or persons that hold beneficial interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of any debt securities under the indenture.

     Principal, premium, if any, and interest payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of a global security representing such debt securities. Limited Brands, Inc., the trustee or any paying agent for such debt securities will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or securities for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308)

     We expect that the depositary for a series of debt securities, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security or securities for such debt securities as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security or securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

     If a depositary for a series of debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities of such series in definitive form in exchange for the global security or securities representing such series of securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for the global security or securities representing such series of debt securities. (Section 305)

     Further, if we make this decision with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us and the depositary for such global security, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by such global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form. Debt securities of such series so issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples of such amount and will be issued in registered form only without coupons. (Section 305)

Limitations on Liens

     We have agreed under the indenture that we will not, and will not permit any subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of voting stock (as defined below) of any significant subsidiary (as defined below), whether such voting stock is now owned or is hereafter acquired, without providing that each series of debt securities issued under the indenture (together with, if we shall so determine, any other indebtedness or obligations of Limited Brands, Inc. or any subsidiary ranking equally with such debt securities and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of voting stock of any corporation at the time it becomes a significant subsidiary. (Section 504)

     The term “subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by us or one or more other subsidiaries, or by us and one or more other subsidiaries. (Section 101)

     The term “significant subsidiary” means a subsidiary (treated for purposes of this definition on a consolidated basis together with its subsidiaries) which meets any of the following conditions:

  our and our other subsidiaries’ investments in and advances to the subsidiary exceed ten percent of the total assets of ours and our subsidiaries consolidated as of the end of the most recently completed fiscal year;

  our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds ten percent of the total assets of ours and our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

  our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary exceeds ten percent of such income of ours and our subsidiaries consolidated for the most recently completed fiscal year. (Section 504)

     The term “voting stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of a corporation; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered voting stock whether or not such event shall have occurred. (Section 504)

Limitations on Mergers and Sales of Assets

     We have agreed under the indenture not to consolidate with or merge into another corporation, or sell other than for cash or lease all or substantially all our assets to another corporation, or purchase all or substantially all the assets of another corporation, unless either Limited Brands, Inc. is the continuing corporation or the successor corporation (if other than Limited Brands, Inc.) expressly assumes by supplemental indenture the obligations of the debt securities (in which case, except in the case of such a lease, we will be discharged from these obligations) and immediately after the merger, consolidation, sale or lease, we or the successor corporation (if other than us) would not be in default in the performance of any covenant or condition of the indenture. (Sections 505 and 1401)

Modification of the Indenture

     The indenture contains provisions permitting us and the trustee, without the consent of the holders of debt securities, to establish, among other things, the form and terms of any series of debt securities issuable under the indenture by one or more supplemental indentures and, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities at the time outstanding of each series which are affected thereby, to modify the indenture or any supplemental indenture or the rights of the holders of the debt securities of such series to be affected; provided that no such modification will extend the fixed maturity of any debt securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of original issue discount securities payable on any date, change the coin or currency in which principal of or any premium or interest on any debt securities are payable or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each debt security so affected, or reduce the aforesaid percentage of debt securities of any series, the consent of the holders of which is required for any such modification without the consent of the holders of all debt securities of such series then outstanding or modify without the written consent of the trustee the rights, duties or immunities of the trustee. (Sections 1301 and 1302)

Defaults

     The indenture provides that events of default with respect to any series of debt securities will be:

  default for 30 days in payment of interest upon any debt security of such series;

  default in payment of principal (other than a sinking fund installment) or premium, if any, on any debt security of such series;

  default for 30 days in payment of any sinking fund installment when due by the terms of the debt securities of such series;

  default, for 90 days after notice, in the performance of any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series); and

  certain events of bankruptcy or insolvency. (Section 601)

     Additional events of default may be applicable to a series of debt securities if so provided in the supplemental indenture or board resolution applicable to such series. The prospectus supplement will describe any such additional events of default. If an event of default with respect to debt securities of any series should occur and be continuing, either the trustee or the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding may declare each debt security of that series due and payable. (Section 602.) We will be required to file annually with the trustee a statement of an officer as to the fulfillment of our obligations under the indenture during the preceding year. (Section 506)

     No event of default with respect to a single series of debt securities issued under the indenture (and under or pursuant to any supplemental indenture or board resolution) necessarily constitutes an event of default with respect to any other series of debt securities. (Section 602)

     Holders of a majority in aggregate principal amount of the debt securities of any series then outstanding will be entitled to control certain actions of the trustee under the indenture and to waive past defaults with respect to such series. (Sections 602 and 606) Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will not be under any obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless one or more of such holders of debt securities shall have offered to the trustee reasonable security or indemnity. (Section 1001)

     If an event of default occurs and is continuing with respect to a series of debt securities, any sums held or received by the trustee under the indenture may be applied to reimburse the trustee for its reasonable compensation and expenses incurred prior to any payments to holders of debt securities of such series. (Section 605)

     The right of any holder of any series of debt securities to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s debt security when due) will be subject to certain conditions precedent, including a written notice to the trustee by such holder of the occurrence of one or more events of default with respect to such series of debt securities, a request to the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding to take action and an offer satisfactory to the trustee of security and indemnity against liabilities incurred by it in so doing. (Section 607)

Satisfaction and Discharge of the Indenture

     At our request, the indenture will be cancelled by the trustee if all sums due to the trustee under the indenture have been paid in full and all debt securities previously issued have been cancelled or delivered to the trustee for cancellation,

  the principal of and premium, if any, and interest on all debt securities then outstanding have been paid in full or funds have been deposited with the trustee at the maturity of the debt securities sufficient to pay in full the principal of, and premium, if any, and interest on all debt securities then outstanding. (Sections 1101 and 1102)
Defeasance

     If so described in the prospectus supplement relating to debt securities of a specific series, we may discharge our indebtedness and our obligations or terminate certain of our obligations under the indenture with respect to the debt securities of such series by depositing funds or obligations issued or guaranteed by the United States of America with the trustee. The prospectus supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations. (Sections 1103 and 1104)

Concerning the Trustee

     The Bank of New York will be the trustee under the indenture. We have and may from time to time in the future have banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF WARRANTS

     We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  the title of such warrants;

  the aggregate number of such warrants;

  the price or prices at which such warrants will be issued;

  the currency or currencies in which the price of such warrants will be payable;

  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

  the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  if applicable, the designation and term of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  information with respect to book-entry procedures, if any;

  if applicable, a discussion of any material United States Federal income tax considerations; and

  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase or sale of:

  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  currencies; or

  commodities.

     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

  the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  a description of the terms of any unit agreement governing the units; and

  a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

     We may sell debt securities and debt warrants, separately or together in units, in any of three ways:

  through underwriters or dealers;

  through agents; or

  directly to a limited number of purchasers or to a single purchaser.

     The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, the proceeds to Limited Brands, Inc. from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described in such prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer’s commission. We anticipate that any underwriting agreement pertaining to any such securities will:

  entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;

  provide that the obligations of the underwriters will be subject to certain conditions precedent; and

  provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

     Securities also may be offered directly by us or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Securities Act of 1933 or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

     We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

     Underwriters and agents may engage in transactions with, or perform services for, Limited Brands, Inc. and its subsidiaries in the ordinary course of business.

     If so indicated in a prospectus supplement, we will authorize underwriters or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

     Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

LEGAL OPINIONS

     Certain legal matters in connection with the securities to be offered by this prospectus will be passed upon for us by Samuel P. Fried, our Senior Vice President, General Counsel and Secretary, and by Davis Polk & Wardwell, New York, New York. Mr. Fried beneficially owns shares of our common stock and options to purchase shares of our common stock.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended February 1, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     We have appointed Ernst & Young LLP as our independent auditor for the year ending January 31, 2004.

$500,000,000

     % Notes due 2014

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PROSPECTUS SUPPLEMENT
October   , 2004
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Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan
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Joint Lead Manager

Citigroup
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Co-Managers

BNY Capital Markets
HSBC
KeyBanc Capital Markets
Wachovia Securities